Exhibit 99.2

Aytu BioScience, Inc. Announces Closing of $11.8 Million Private Placement

ENGLEWOOD, CO, August 15, 2017 – Aytu BioScience, Inc. (OTCQX: AYTU) a specialty pharmaceutical company focused on global commercialization of novel products in the field of urology, today announced the closing, on August 15, 2017, of its previously disclosed private placement of equity units, which resulted in gross proceeds of $11.8 million, before deducting placement agents’ fees and estimated offering expenses.

Equity units consisting of an aggregate of 63,933,298 shares of common stock, 2,250 shares of Series A Preferred Stock and 118,399,947 warrants were issued in the private placement. Each share of Series A Preferred Stock has a stated value of $1,000 and is convertible into common stock at $0.15 per share, subject to adjustment. The exercise price of the warrants is $0.18 per share, subject to adjustment, and the warrants terminate in five-years.

The proceeds of the offering are expected to be used for sales and marketing expenses to further advance the commercialization of Natesto®, and for working capital and general corporate purposes.

Joseph Gunnar & Co., LLC acted as Lead Placement Agent and Fordham Financial Management, Inc., acted as Co-Placement Agent for the transaction.

The securities offered and sold by Aytu BioScience in the private placement were not registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission or an applicable exemption from such registration requirements. Aytu BioScience has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock, including shares of common stock issuable upon exercise of the warrants, to be issued in the private placement. Any resale of Aytu BioScience’s securities under such resale registration statement will be made only by means of a prospectus.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The company currently markets two prescription products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”) and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS® is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets. For more information visit aytubio.com. Aytu also now owns wholly-owned subsidiary Aytu Women’s Health (formerly Nuelle, Inc.), a personal health and wellness company focused on women’s sexual wellbeing and intimacy that markets Fiera, a personal care device for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer device and is not intended to treat, mitigate, or cure any disease or medical condition.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the risks relating to the anticipated use of proceeds from the financing, our anticipated future cash position and our need for additional capital in the near term, the risk of integrating Nuelle into our operations and realizing benefits from the acquisition, risks relating to gaining and increasing market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K, as amended by our Form 10-Q for the quarter ended March 31, 2017 and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Investor contact:

Amato and Partners, LLC

Investor Relations Counsel

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